Exhibit 99.1

G. Robert Williams, PhD

November 9, 2005

Robert Papke, Secretary to the Board of Directors
Ken Hatch and James Katzaroff, members Board of Directors
Manakoa Services Corporation

Re: Resignation as CEO and Director

Gentlemen:

It is with regret and dismay that I am forced to tender my resignation effective today. I have finally taken it upon myself to seek independent counsel. For the following reasons, I believe I must take this action to protect myself.

As you are all aware, our former chairman of the Audit Committee, Dr. James C. Riviere, presented an October 13, 2005 Audit Committee report to the Board of Directors after which time he resigned. He informed the other member of the Audit Committee, Stuart Platt (Rear Admiral Retired), also Chairman of the Board that he was resigning because he was unable to receive the information required to perform the duties of the Audit Committee. Notwithstanding the very serious concerns raised in that report, the Board determined not to take any action on the report.

On the 25th of October, 2005, without the benefit of legal advice, we filed a Form 8-K disclosing Dr. Riviere's resignation. As a result of my seeking legal advice, it has become apparent to me that our disclosure was inadequate. Since we are not properly represented, it is imperative that I resign.

Secondly, CFO/President James Katzaroff principally received his interest in the Company based on his commitment to raise the money necessary to finance the development of our product. He has failed to do that and since the Board refused to accept what I believed to be a genuine financing proposal from an institutional investor, the Board seems prepared to expose the company to
uncertainty.   Further,   Mr.  Katzaroff   refused  to  adhere  basic  corporate
guidelines.

Additionally, as you are aware, I am a significant if not the largest creditor. Since the Board has determined not to accept a proposal that would permit me to take my technology elsewhere, I have no choice but to resign from the Board and as the Chief Executive Officer of the company so that I can take whatever action I believe is necessary to protect the IP group's interests with respect to the technology sold by me and SLX to the old Manakoa Services Corp. prior to the reverse merger with EIDT.

Just so there is no misunderstanding, for the purposes of filing your Form 8-K relative to my resignation, this letter of resignation should be treated as a resignation because of a "disagreement with the registrant' as set forth in Item 5.02(a)(l) of Form 8-K.

Additionally, please accept this letter of resignation as a further demand that the company amend the prior Form 8-K in accordance with the requirements of Item 5.02(a) which will require that you identify all of the positions held by Dr. James C. Riviere, including Chairman of the Audit Committee, that you disclose the disagreement between Dr. Riviere and the company, and give Dr. Riviere an opportunity to respond to your disclosure.

Very sincerely,

Chief Executive Officer and Director
Manakoa Services Corporation

CC Jeffery Smith - Ballard, Spahr, Andrews and Ingersoll